Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 24, 2009, relating to the consolidated financial statements and financial statement schedules of The Scotts Miracle-Gro Company and Subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedules and includes an explanatory paragraph referring to the adoption of guidance regarding employers’ accounting for defined benefit pension and other post-retirement benefit plans on September 30, 2007) and the effectiveness of The Scotts Miracle-Gro Company and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Scotts Miracle-Gro Company and Subsidiaries for the year ended September 30, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which forms a part of this Registration Statement.
/s/ Deloitte & Touche LLP
Columbus, Ohio
November 24, 2009